UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2015

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-35877	46-1347456
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1906 Towne Centre Blvd, Suite 370 Annapolis,

Maryland 21401

(Address of principal executive offices)

(410) 571-9860

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02 — Results of Operations and Financial Condition.

On April 28, 2015, Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Company”) filed a preliminary prospectus supplement relating to an effective registration statement with the Securities and Exchange Commission on Form S-3 (333-198157) in which the following was set forth:

Recent Developments

Year to Date Update

For the period from January 1, 2015 through April 27, 2015, the Company completed approximately $167 million of transactions, compared to approximately $132 million in the same period last year. For the quarter ended March 31, 2015, the Company closed approximately $104 million of transactions. Since the end of the quarter, the Company has closed a number of transactions for $63 million.

Based on the Company’s preliminary estimates for the quarter ended March 31, 2015, the Company expects to report core earnings of $0.26 to $0.27 per share, compared to core earnings of $0.20 per share in the same quarter of 2014. The Company calculates core earnings as net income (loss) under generally accepted accounting principles in the United States (“U.S. GAAP”) excluding non-cash equity compensation expense, non-cash provision for credit losses, amortization of intangibles, one time acquisition related costs, if any, and any non-cash tax charges. The Company also makes an adjustment to account for its equity method investment in its wind projects on an effective interest method as described in the Company’s Form 10-K for the year ended December 31, 2014 (the “2014 10-K”). In the future, core earnings may also exclude one-time events pursuant to changes in U.S. GAAP and certain other non-cash charges as approved by a majority of the Company’s independent directors.

Based on the Company’s preliminary estimates for the quarter ended March 31, 2015, the Company’s debt to equity ratio (excluding its match funded other nonrecourse debt) at March 31, 2015 was approximately 2.0 to 1. In addition, its fixed debt (excluding its match funded other nonrecourse debt) was approximately 39% of its fixed and floating debt (excluding its match funded other nonrecourse debt). As of March 31, 2015, the Company had approximately $321.0 million outstanding under its senior secured revolving credit facility with Bank of America, N.A..

These expectations and estimates are subject to change upon completion of the Company’s financial statements for the quarter ended March 31, 2015, including all disclosures required by U.S. GAAP, and any such change could be material. There can be no assurance that the range of the Company’s estimated core earnings and its estimated debt to equity ratio for the quarter ended and as of March 31, 2015 is indicative of what its results are likely to be for the quarter ended and as of March 31, 2015 or in future periods as a result of the completion of its financial closing procedures, final adjustments and other developments arising between now and the time that its financial results for the quarter ended and as of March 31, 2015 are finalized. The estimated financial data has been prepared by, and is the responsibility of, the Company’s management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE, INC.

By:	/s/ Steven L. Chuslo
Name: Title:	Steven L. Chuslo Executive Vice President and General Counsel

Date: April 28, 2015